Nelnet Reports Second Quarter 2013 Results

•	GAAP net income $2.17 per share

•	Net income $1.53 per share, excluding derivative market value and foreign currency adjustments, up 35 percent from prior year

•	59 percent increase in government loan servicing volume

LINCOLN, Neb., August 8, 2013-Nelnet (NYSE: NNI) today reported GAAP net income of $101.2 million, or $2.17 per share, for the second quarter of 2013, compared with GAAP net income of $41.4 million, or $0.87 per share, for the same period a year ago.

Excluding the derivative market value and foreign currency adjustments, net income was $71.1 million, or $1.53 per share, for the second quarter of 2013, compared with $53.5 million, or $1.13 per share, for the same period in 2012. The company reported income from derivative market value and foreign currency adjustments of $30.1 million after tax, or $0.64 per share, for the second quarter of 2013, compared with an expense of $12.1 million after tax, or $0.26 per share, for the second quarter of 2012.

Included in the second quarter of 2013 operating results is a gain of $7.4 million ($0.10 per share after tax) from the repurchase of $56.4 million of the company's own asset-backed debt securities. During the second quarter of 2012, the company repurchased $17.6 million of its debt and recognized a gain of $0.9 million ($0.01 per share after tax).

"We are pleased to be consistently delivering strong results over several quarters,” said Mike Dunlap, Nelnet chairman and chief executive officer. “In this most recent quarter, our strong earnings were driven by an increase in net interest income earned on the company's loan portfolio, an increase in revenue from the company's fee-based businesses, and a decrease in operating expenses."

Nelnet operates four primary business segments, earning interest income on student loans in its Asset Generation and Management operating segment, and fee-based revenue in its Student Loan and Guaranty Servicing, Tuition Payment Processing and Campus Commerce, and Enrollment Services operating segments.

Asset Generation and Management

During the second quarter of 2013, the company purchased $403.0 million of student loans. As of June 30, 2013, net student loan assets were $24.6 billion. A substantial portion of Nelnet's federally insured student loans are financed for the life of the loan at terms the company currently believes will generate significant future cash flow of approximately $2.10 billion.

On July 1, 2010, the company stopped originating federally insured student loans after legislation eliminated the origination of FFEL Program loans. As a result, the company's student loan portfolio will run off over a period of approximately 20 years.

Historically low interest rates are continuing to provide an opportunity for the company to generate substantial near-term value and cash flow from its student loan portfolio. For the second quarter of 2013, Nelnet reported net interest income of $101.4 million, compared with $84.6 million for the same period a year ago. Net interest income included $36.1 million and $37.0 million of fixed rate floor income in the second quarters of 2013 and 2012, respectively.

Fee-Based Operating Segments

The company reported total revenue from its fee-based operating segments in the second quarters of 2013 and 2012 of $103.3 million and $98.9 million, respectively. Net income from fee-based operating segments was $16.5 million for the second quarter of 2013, up from $10.0 million for the same period in 2012. Certain intangible assets within the company's fee-based operating segments became fully amortized in 2012, which improved net income by $2.4 million during the second quarter of 2013, compared with the same period in 2012.

Revenue from the company's Student Loan and Guaranty Servicing segment increased 15 percent, or $7.7 million, to $60.1 million for the second quarter of 2013, up from $52.4 million for the second quarter of 2012. The increase in revenue was the result of growth in servicing volume under the company's contract with the U.S. Department of Education (Department) and collection revenue from guaranty agencies.

As of June 30, 2013, the company was servicing $89.2 billion of loans for 4.4 million borrowers on behalf of the Department, compared with $56.0 billion of loans for 3.1 million borrowers as of June 30, 2012. Revenue from this contract increased to $22.1 million for the second quarter of 2013, up from $16.1 million for the same period a year ago.

In total, the company was servicing $116.8 billion of Federal Direct, FFELP, and private student loans as of June 30, 2013, up from $85.5 billion as of June 30, 2012.

For the second quarter of 2013, revenue from the company's Tuition Payment Processing and Campus Commerce segment was $18.4 million, an increase of $1.5 million, or 9 percent, from the same period in 2012. The company reported second quarter of 2013 revenue from its Enrollment Services segment of $24.8 million, compared with $29.7 million for the same period in 2012.

Operating Expenses

The company reported consolidated operating expenses of $102.9 million for the second quarter of 2013, compared with $108.2 million for the same period in 2012. Operating expenses include the amortization of intangible assets within the company's fee-based operating segments, which decreased $3.9 million ($2.4 million after tax) in the second quarter of 2013, compared with the same period in 2012.

Board of Directors Approves Dividend

The Nelnet Board of Directors declared a third quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.10 per share. The dividend will be paid on Friday, September 13, 2013, to shareholders of record at the close of business on Friday, August 30, 2013.

The company currently plans to continue making regular quarterly dividend payments, subject to future earnings, capital requirements, financial condition, and other factors.

Non-GAAP Performance Measures

The company provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results, including specifically, but not limited to, the impact of unrealized gains and losses resulting from changes in fair values of derivative instruments which do not qualify for “hedge treatment” under GAAP and foreign currency transaction gains or losses resulting from the re-measurement of the company's Euro-denominated bonds to U.S. dollars. The company believes these point in time estimates of asset and liability values related to financial instruments that are subject to interest and currency rate fluctuations, and items whose timing and/or amount cannot be reasonably estimated in advance, affect the period to period comparability of the results of the company's fundamental business operations on a recurring basis.

Forward-looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws.  These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, among others, risks related to the company's student loan portfolios such as interest rate basis and repricing risk and the use of derivatives to manage exposure to interest rate fluctuations; the company's funding requirements to satisfy asset financing needs; the company's ability to maintain and increase volumes under its loan servicing contract with the Department to service federally owned student loans; changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs; uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations; and changes in general economic and credit market conditions. For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the second quarter ended June 30, 2013.  All information in this release is as of the date of this release. Although the company may from time to time voluntarily update or revise its forward-looking statements to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Condensed Consolidated Statements of Income (unaudited)
(Dollars in thousands, except share data)

	Three months ended			Six months ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Interest income:
Loan interest	$158,063	155,539	150,988	313,602	304,046
Investment interest	1,483	1,617	1,055	3,100	2,150
Total interest income	159,546	157,156	152,043	316,702	306,196
Interest expense:
Interest on bonds and notes payable	58,127	58,358	67,476	116,485	136,773
Net interest income	101,419	98,798	84,567	200,217	169,423
Less provision for loan losses	5,000	5,000	7,000	10,000	13,000
Net interest income after provision for loan losses	96,419	93,798	77,567	190,217	156,423
Other income (expense):
Loan and guaranty servicing revenue	60,078	55,601	52,391	115,679	101,879
Tuition payment processing and campus commerce revenue	18,356	23,411	16,834	41,767	38,747
Enrollment services revenue	24,823	28,957	29,710	53,780	61,374
Other income	12,288	9,416	8,800	21,704	19,754
Gain on sale of loans and debt repurchases	7,355	1,407	935	8,762	935
Derivative settlements, net	(8,357)	(8,184)	(2,086)	(16,541)	(1,859)
Derivative market value and foreign currency adjustments, net	48,545	9,256	(19,532)	57,801	(34,939)
Total other income	163,088	119,864	87,052	282,952	185,891
Operating expenses:
Salaries and benefits	47,432	47,905	48,703	95,337	97,798
Cost to provide enrollment services	16,787	19,642	20,374	36,429	42,052
Depreciation and amortization	4,320	4,377	8,226	8,697	16,362
Other	34,365	34,941	30,908	69,306	63,171
Total operating expenses	102,904	106,865	108,211	209,769	219,383
Income before income taxes	156,603	106,797	56,408	263,400	122,931
Income tax expense	54,746	38,447	14,878	93,193	38,108
Net income	101,857	68,350	41,530	170,207	84,823
Net income attributable to noncontrolling interest	614	271	136	885	288
Net income attributable to Nelnet, Inc.	$101,243	68,079	41,394	169,322	84,535
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$2.17	1.46	0.87	3.63	1.78
Weighted average common shares outstanding - basic and diluted	46,626,853	46,658,031	47,434,915	46,642,356	47,369,776

Condensed Consolidated Balance Sheets
(Dollars in thousands)

	As of	As of	As of
	June 30, 2013	December 31, 2012	June 30, 2012
	(unaudited)		(unaudited)
Assets:
Student loans receivable, net	$24,575,636	24,830,621	23,501,382
Cash, cash equivalents, and investments	245,825	149,343	130,310
Restricted cash and investments	763,909	911,978	976,708
Goodwill and intangible assets, net	124,849	126,511	136,124
Other assets	592,958	589,442	524,618
Total assets	$26,303,177	26,607,895	25,269,142
Liabilities:
Bonds and notes payable	$24,690,952	25,098,835	23,836,250
Other liabilities	292,630	343,847	287,994
Total liabilities	24,983,582	25,442,682	24,124,244
Equity:
Total Nelnet, Inc. shareholders' equity	1,319,482	1,165,208	1,144,605
Noncontrolling interest	113	5	293
Total equity	1,319,595	1,165,213	1,144,898
Total liabilities and equity	$26,303,177	26,607,895	25,269,142

Contacts:
Media, Ben Kiser, +1-402-458-3024, or Investors, Phil Morgan, +1-402-458-3038, both of Nelnet, Inc.